Exhibit 10.1

ADVISORY AND SERVICING AGREEMENT

ADVISORY AND SERVICING AGREEMENT dated as of June 13, 1988, between ARIZONA LAND INCOME CORPORATION, an Arizona corporation (the “Company”), and ALI ADVISOR, INC., an Arizona corporation (the “Advisor”).

RECITALS

WHEREAS, the Company was organized under the laws of the State of Arizona on March 10, 1988; and

WHEREAS, the Company intends to qualify as a “real estate investment trust” (a “REIT”) as defined in the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company intends to purchase First Mortgage Loans (as hereinafter defined) of the type qualified REIT’s are allowed to purchase under the Code and not inconsistent with its Articles of Incorporation and Bylaws; and

WHEREAS, the Company desires to avail itself of the experience, advice and assistance of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, subject to the supervision of the directors of the Company (“Directors”), as provided herein; and

WHEREAS, the Advisor is willing to render such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Company and Advisor hereby agree as follows:

TERMS OF AGREEMENT

1. Definitions. As used herein, the following terms shall have the definitions set forth below. Where applicable, calculations to be made pursuant to any such definition shall be made in accordance with generally accepted accounting principles as in effect on the date hereof, except as otherwise provided in such definition.

“Affiliate” means, as to any Person, any other Person who owns beneficially, directly or indirectly, 5% or more of the outstanding capital stock, shares or equity interests of such Person or of any other Person which controls, is controlled by or is under common control with such Person or who is an officer, director, employee, partner or trustee (excluding Unaffiliated Directors not otherwise affiliated with such Person) of such Person or of any other Person which controls, is controlled by or is under common control with such Person. An Affiliated Person means an Affiliate.

“Aggregate Distributions to Shareholders” means the sum of all Distributions to Shareholders.

“Aggregate Income Distributions to Shareholders” means the sum of all Income Distributions to Shareholders.

“Aggregate Outstanding Loan Balance” means the sum of all Outstanding Loan Balances as of the first day of each fiscal quarter of the Company.

“Agreement for Sale” means an agreement for conveyance of Real Property, an agreement for deed, an agreement to convey, a contract for sale or any similar contract through which a Seller has conveyed to a Buyer equitable title and property and under which the Seller is obligated to convey to the Buyer the remainder of the Seller’s title in the property, whether legal or equitable, on payment in full of all monies due under the contract. An Agreement for Sale does not include purchase contracts and receipts, escrow instructions or similar executory contracts which are intended to control the rights and obligations of the parties to executory contracts pending the closing of a sale or purchase transaction.

“Available Cash” means all cash received by the Company, less (i) Aggregate Principal Payments, (ii) proceeds from the sale of First Mortgage Loans, (iii) debt service payments, (iv) fees and expenses payable by the Company (less any Management Fee that may be due to the Advisor, but including the Servicing Fee), and (v) such reserves as are established in the discretion of the Board of Directors.

“Average Invested Assets” means the average of the Company’s Aggregate Outstanding Loan Balance for its four most recent fiscal quarters.

“Code” means the Internal Revenue Code of 1986, as amended.

“Directors” means the members of the Board of Directors of the Company.

“Distributions” means all quarterly payments by the Company to its Shareholders whether characterized as income or return of capital for tax purposes.

“First Beneficial Interest” means the interest held by a seller of Real Property subject to a Subdivision Trust.

“First Deed of Trust” means a Deed of Trust which takes priority or precedence over all other charges or liens upon the same Real Property, other than a lessee’s interest therein, and which must be satisfied before such other charges are entitled to participate in the proceeds of any sale. Such priority may be subject to liens for unpaid taxes, mechanics’ and materialmen’s liens for work performed and materials furnished for which payment has not been made and other non-consensual claims that may under Arizona law abrogate the priority of a First Deed of Trust.

“First Mortgage” means a Mortgage which takes priority or precedence over all other charges or liens upon the same Real Property, other than a lessee’s interest therein, and which must be satisfied before such other charges are entitled to participate in the proceeds of any sale. Such priority may be subject to be deemed abrogated by liens for unpaid taxes, mechanics’ and materialmen’s liens for work performed and materials furnished for which payment has not been made and other non-consensual claims that may under Arizona law abrogate the priority of a First Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured or collateralized by a First Mortgage, First Deed of Trust, the Real Property subject to an Agreement for Sale, the Real Property subject to a Subdivision Trust, or by another First Mortgage Loan.

“Income Distributions to Shareholders” means that portion of all quarterly payments by the Company to its Shareholders that is characterized as income, as opposed to return of capital, for tax purposes.

“Interim Investments” means investments which the Company makes of its funds on a temporary basis pending acquisition and funding of investments, or distribution to Shareholders or utilization to pay anticipated Operating Expenses or reserves deemed prudent and desirable by the Company, including but not limited to: (i) bankers’ acceptances; (ii) certificates of deposit; (iii) interest-bearing deposits in commercial banks; (iv) money-market funds; (v) participations in pools of mortgages or bonds and notes, such as Federal Home Loan Mortgage Corporation participation certificates, GNMA Pass-Through Certificates and Federal National Mortgage Association bonds and notes; (vi) securities and/or other obligations of municipal, state and federal governments and government agencies; (vii) obligations of banking institutions or state or federally chartered savings and loan associations secured by mortgages or other real estate assets; and (viii) collateralized mortgage obligations. The Company’s Bylaws do not restrict the proportion of the Company’s assets that may be invested in any Interim Investment.

“Mortgage” means the security interest in Real Property granted to secure a Mortgage Loan.

“Mortgage Loan” means a note, bond or other evidence of indebtedness or obligation, or a partial interest or a participating interest in a note, bond or other evidence of indebtedness or obligation, which is secured or collateralized by a security interest in Real Property or in another note, bond or other evidence of indebtedness or obligation which is secured or collateralized by a security interest in Real Property. “Mortgage Loan” shall include a Subdivision Trust Agreement, with the purchase obligations of the Second Beneficiary in favor of the First Beneficiary under the Subdivision Trust Agreement deemed to be collateralized by the Real Property subject to the Subdivision Trust Agreement, and shall also include an Agreement for Sale, with the purchase obligations of the Buyer in favor of the Seller under the Agreement for Sale deemed to be collateralized by the Real Property subject to the Agreement of Sale.

“Outstanding Loan Balance” means, with respect to each First Mortgage Loan, the outstanding and unpaid balance, including late fees and other charges, of each First Mortgage Loan as of the first day of each fiscal quarter of the Company.

“Person” includes individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts or other entities.

“Real Property” means and includes land, rights and interests in land, and any buildings, structures, improvements, fixtures and equipment and furnishings located on or to be located on or used or to be used in connection with land and rights or interests in land.

“Shareholder” means a holder of common stock of the Company.

“Shareholders’ Gross Capital Investment” means the aggregate amount paid by Shareholders for the issuance of the Company’s Shares less any Capital Distributions to Shareholders.

“Shareholders’ Cumulative Return on Capital Investment” means the result, expressed as a percentage, obtained by: (i) dividing the Aggregate Income Distributions to Shareholders by the Shareholders’ Gross Capital Investment; and (ii) thereafter dividing that number by x/365, where x represents the number of days from date hereof to the date the Cumulative Return on Capital Investment is determined.

“Total Operating Expenses” for any period shall mean all cash operating expenses, including additional expenses paid directly or indirectly by the Company to the Advisor, its Affiliates, or third parties based upon their relationship with the Company, including loan administration, servicing, engineering, inspection and all other expenses, except for expenses related to raising capital, interest, taxes, and direct property acquisition, operation, maintenance and management costs, and brokerage or similar fees paid to the Advisor, its Affiliates or third parties relating to First Mortgage Loans which are purchased as part of the Company’s First Mortgage Loan portfolio, provided that the compensation paid by the Company for the First Mortgage Loans it purchases from third parties represented by an Affiliate is not greater than the Company would pay if the Company purchased the First Mortgage Loan from a third party represented by a Non-Affiliate.

“Unaffiliated Director” means a director who (i) is not affiliated, directly or indirectly, with the Advisor, Underwriter or Sponsor of the Company, whether by an ownership interest in, employment by, any business or professional relationship with and does not serve as an officer or director of the Advisor, Underwriter or Sponsor; and (ii) does not perform any other services for the Company except as a director.

2. Duties and Obligations of Advisor. The principal duties of the Advisor shall be to identify, analyze, and purchase on behalf of the Company suitable Mortgage Loans and Interim Investments; conduct the day-to-day operations of the Company; service the Mortgage Loans and Interim Investments; and administer the investment portfolio of the Company. The Advisor shall:

a. purchase First Mortgage Loans and Interim Investments on behalf of the Company.

b. perform necessary administrative functions in the management of the Company;

c. serve as the Company’s investment and financial advisor and, upon request, provide statistical data in connection with the Company’s investments and financial policies;

d. investigate, select and conduct relations with accountants, legal counsel, investors, banks and other lenders, and others as necessary in connection with the business of the Company and the fulfillment of the Advisor’s duties hereunder;

e. maintain bank accounts for the funds of the Company, which funds shall not be commingled with the funds of any other Person;

f. maintain or cause to be maintained appropriate books of account and records of activities on behalf of the Company;

g. provide the Company with the services that may be required in servicing the investment portfolio of the Company, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, enforcing the Company’s rights under its First Mortgage Loans and Interim Investments (including but not limited to taking all acts necessary to foreclose upon Real Property) and financing, refinancing, selling or otherwise disposing of any of the Company’s First Mortgage Loans; and

h. provide periodic reports to Shareholders on the activities and results of operations of the Company.

In performing its various duties under this Agreement, the Advisor may from time to time call upon and utilize various facilities, personnel and support services of other Persons, including one or more Affiliates of the Advisor.

3. The Advisor’s Purchase of Investments on Behalf of the Company; the Advisor’s Repurchase Obligation. The Company’s Board of Directors has the right, but not the obligation, to approve all First Mortgage Loans and Interim Investments prior to the time the Advisor makes such investments on behalf of the Company. The Company’s Board of Directors will periodically review and approve or disapprove all investments made by the Advisor on behalf of the Company without the Board’s prior approval subsequent to the date the Advisor makes such investments. If the Company’s Board of Directors, upon its initial review of any investment, but not thereafter, disapproves any investment made by the Advisor on behalf of the Company, the Advisor agrees to purchase such investment from the Company on terms at least as favorable to the Company as the terms of the Advisor’s initial purchase of the investment on the Company’s behalf.

4. No Partnership or Joint Venture. The Company and the Advisor are not, and shall not be deemed to be, partners or joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or to impose any liability as such on either of them.

5. Records. The Advisor shall keep proper books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Directors at anytime during ordinary business hours.

6. REIT Qualification. The Advisor shall refrain from any action which, in its judgment or in the judgment of the Directors, would adversely affect the qualification of the Company as a REIT under the Code or which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or the Shares or which would otherwise not be permitted by the Company’s Articles of Incorporation or Bylaws.

7. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name and may collect and deposit into and disburse from such accounts any money on behalf of the Company, under such terms and conditions as the Directors may approve, provided that no funds in any such account shall be commingled with funds of any other Person, including the Advisor, any Affiliates of the Advisor, or any other investment program administered by the Advisor or its Affiliates. The Advisor shall from time to time render appropriate accounting of such collections, deposits and payments to the Directors and to the auditors of the Company.

8. Information Furnished to Advisor. The Company’s Directors shall at all times keep the Advisor informed concerning the Company’s investment, financial and operating policies. The Company shall make available to the Advisor a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants and such other information and documents with regard to its affairs as the Advisor may reasonably request.

9. Compensation. Subject to Section 12 hereof, the Company shall compensate the Advisor for its services hereunder as follows:

a. Management Fee. For its services in evaluating, selecting and acquiring First Mortgage Loans and Interim Investments for the Company, and for managing the Company’s First Mortgage Loans and Interim Investments, the Advisor will receive a management fee (the “Management Fee”) for each fiscal quarter at the end of which the Shareholders’ Cumulative Return on Capital Investment is at least 12.7%, which will equal 30% of the Available Cash in excess of that necessary to provide a Shareholder’s Cumulative Return on Capital Investment equal to 12.7%.

b. Servicing Fee. For its efforts in servicing the Mortgage Loans owned by the Company, the Advisor will receive a servicing fee (the “Servicing Fee”), payable quarterly, equal to 1/16 of 1% of the Aggregate Outstanding Loan Balance as of the first day of each fiscal quarter. The Advisor will be compensated at this same rate for any First Mortgage Loans serviced by the Advisor after the termination of the Company’s existence.

10. Expenses of the Advisor. The Advisor will be responsible for paying all of its overhead expenses such as personnel, rent and other office expenses. Subject to Section 12 hereof, the Company will reimburse the Advisor quarterly for its additional expenses incurred in the performance of its duties hereunder (“Servicing Expenses”), including but not limited to the following:

a. Legal fees;

b. Accounting fees;

c. Transfer agent fees;

d. All fees and expenses incurred in foreclosing on and disposing of the Real Property serving as security for the First Mortgage Loans (including but not limited to legal fees, brokerage and sales commissions and insurance premiums);

e. Expenses connected with payments of dividends or Distributions to Shareholders; and

f. Copying and mailing charges relating to preparing and mailing periodic reports to Shareholders.

11. Compensation for Additional Services. Subject to Section 12 hereof, if the Company shall request the Advisor (or any Affiliate or any Officer or employee thereof) to render services for the Company other than those required to be rendered by the Advisor hereunder, such additional services if performed will be compensated separately on terms to be agreed upon between such person and the Directors, a majority of whom will be Unaffiliated Directors, from time to time.

12. Maximum Operating Expenses of the Company.

12.1 Maximum Operating Expenses. Notwithstanding any provision hereof to the contrary, the Total Operating Expenses of the Company in any fiscal year shall not exceed the greater of 2% of the Company’s Average Invested Assets or 25% of its net income for that year (the “Maximum Limit”). Any expenses of the Company which exceed the

Maximum Limit shall be deemed “Excess Operating Expenses.” Provided, however, that the Company’s Total Operating Expenses may exceed the Maximum Limit if the Unaffiliated Directors determine that such Excess Operating Expenses are justified and the Directors set forth such determination and the reasons therefor in the minutes or other records of meetings of the Board.

12.2 Notification to Shareholders and/or Refund Excess Operating Expenses. Within 60 days after the end of any fiscal quarter of the Company for which the Company experienced Excess Operating Expenses, the Company shall send to Shareholders a written disclosure of such fact and, if applicable, the reasons the Unaffiliated Directors determined such Excess Operating Expenses were justified. In the event the Unaffiliated Directors determine that all or a portion of the Excess Operating Expenses were not justified, the Advisor will promptly, following the end of the 60 day period, pay to the Company that portion of the compensation paid to the Advisor during such period necessary to reduce the Company’s Total Operating Expenses to a level acceptable to the Unaffiliated Directors or to the Maximum Limit, whichever is higher.

13. Statements. The Advisor will promptly furnish to the Company quarterly statements evidencing the fees and expenses paid to the Advisor under Sections 9, 10, 11 and 12 hereof and the computation of those fees and expenses with respect to the fiscal quarter then ended. All calculations of the fees paid hereunder shall be reported upon by the Company’s independent public accountants.

14. Other Activities of the Advisor. Nothing in this Agreement will prevent the Advisor or any of its officers, directors or employees or any of its Affiliates from engaging in other business activities related to real estate investments, from purchasing or originating First Mortgage Loans, from making investments permitted by the Articles of Incorporation or Bylaws of the Company or from acting as advisor to any other person or entity even though that person or entity has investment policies similar to those of the Company (including another REIT). Provided, however, that the Advisor must: (i) periodically provide the Company’s Board of Directors with detailed information as to all investments which are within the investment objectives and policies of the Company made by the Advisor or any of its Affiliates or placed by the Advisor for the account of others, and (ii) periodically present the Company’s Board of Directors with investment opportunities which are consistent with the investment objectives and policies of the Company and which are representative of, comparable with, and or similar terms as, investments being made by the Advisor or being offered and placed by the Advisor for the account of others. Nothing in this Agreement shall prevent the Company or Advisor from purchasing a First Mortgage Loan from a third party represented by an Affiliate, so long as the purchase of such First Mortgage Loan is approved by the Company’s Directors, a majority of whom shall be Unaffiliated Directors, and the compensation paid for such First Mortgage Loan is not greater than the Company would pay if it were purchasing the First Mortgage Loan from a non-affiliate. No First Mortgage Loan made to the Advisor or any of its Affiliates will be originated or purchased by the Company, except with the express prior approval of a majority of the Unaffiliated Directors of the Company.

15. Director Action. Wherever action on the part of the Company or its Directors is contemplated in this Agreement, unless otherwise provided herein, action by a majority of the Directors shall constitute the action provided for herein.

16. Term. Termination of Agreement. This Agreement shall continue in force for one year from the date of execution, and thereafter may be extended from year to year by the affirmative vote or written consent of a majority of the Directors. Notice of renewal shall be given in writing by the Company to the Advisor not less than 30 days before the expiration of this Agreement or of any extension thereof. Notwithstanding any other provision hereof to the contrary, this Agreement may be terminated for any reason upon 60 days’ written notice by a majority of the Company’s Board of Directors and, after the expiration of the original term, upon 120 days’ written notice by the Advisor.

17. Amendments. This Agreement shall not be modified or terminated except by a written instrument signed by both parties hereto or otherwise as provided herein. Any amendment to this Agreement shall require the affirmative vote or written consent of a majority of the Unaffiliated Directors.

18. Assignment. The Advisor may not assign this Agreement without the consent of the Company. The Company may terminate this Agreement immediately in the event by the Advisor attempts to assign the Agreement without the consent of the Company. This Agreement shall not be assignable by the Company without the consent of the Advisor, except in the case of assignment by the Company to a successor to the Company. Any permitted assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.

19. Action Upon Termination. The Advisor shall not be entitled to compensation after the date of termination of this Agreement for further services hereunder but shall be reimbursed for all expenses and shall be paid all compensation accruing through the termination date, including a pro rata portion of the Management Fee, if any, payable to the Advisor pursuant to Section 9(b). The Advisor shall forthwith upon such termination:

a. Tender to the Company all monies collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

b. Deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all monies held by it, covering the period following the date of the last accounting provided to the Company;

c. Deliver to the Company all property and documents of the Company then in the custody of the Advisor; and

d. Cooperate with the Company and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function.

20. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with Arizona law.

21. Limitation of Liability; Indemnification. The Advisor and its Directors, officers or employees shall not be liable to the Company or the Directors or Shareholders of the Company, except by reason of acts constituting bad faith, willful misfeasance, gross negligence or reckless disregard of their duties. The Advisor will not be liable to the Company for any liability incurred to any party as a result of: (i) any action taken by the Company in following or declining to follow the advice, or affirming or rejecting the investment decisions of, the Advisor; or (ii) any action taken or omitted in good faith in reliance upon advice it received from its legal counsel, independent public accountants or other professional advisors. The Company has agreed to indemnify the Advisor and its directors, officers and employees against any claims arising out of or based upon acts which do not constitute bad faith, willful misfeasance, gross negligence or reckless disregard of their duties.

22. Notices. Any communications given hereunder shall be in writing delivered at the address of the respective party at which that party most recently has established its principal office, or at such other address as a party shall have specified to the other party, in writing, as the address for notices hereunder.

IN WITNESS WHEREOF, the parties signed this Advisory and Servicing Agreement on June 13, 1988.

ARIZONA LAND INCOME CORPORATION, an Arizona corporation

By:
Its

ALI ADVISOR, INC., an Arizona corporation

By:
Its